EXHIBIT 10.53

November 6, 2004

Mr. Herbert Moloney

Vertis, Inc.

250 W. Pratt St.

Baltimore, MD 21201

Re:  Transition Arrangements

Dear Herb:

In keeping with the conversations that you have had with the Board and its various members regarding the Board’s long term planning for Vertis and how that impacts you, this letter is intended to memorialize an arrangement wherein we mutually agree to allow you to pursue other opportunities while continuing to provide valuable service to Vertis, Inc. (“Vertis”) for a period of time and Vertis agrees to treat your leaving as a termination without cause at the end of that period. Additionally, Vertis will agree to accelerate your outplacement benefits as set forth below.

This arrangement is designed to provide Vertis with predictability and assistance in the transition to a new management organization and in particular assurance that you will provide to Mr. Joe Scott, Vertis’ new Senior VP Sales of North American, as much insight as possible into Vertis’ sales organization and its relationships with customers and the industry. Vertis will expect you to attend internal and external meetings, consult with the Board, management, and the field organization as the Board and Vertis senior management directs. The Board has every confidence that you will honor its expectation of continued high performance just as you have performed in your many years of service to Vertis.

In exchange, the arrangement will provide to you a dignified transition to your next professional position, adequate notice of your end date with Vertis and compensation for a period of two years as set forth in your Employment Agreement of August 31, 2003 “Employment Agreement” in circumstances equivalent to a termination without cause.

From the date of your counter-signature of this letter, you will provide services to Vertis as requested by the Board or its senior management. Vertis anticipates that within the reorganization currently underway and prior to the Date of Termination as hereinafter defined that your reporting relationships and job responsibilities will evolve and change. Vertis will continue to pay your regular salary and benefits as set forth in your employment agreement until your Date of Termination as hereinafter defined. In addition to the definitions of the Date of Termination in paragraph 4(d) of your Employment Agreement, the Date of Termination shall otherwise be March 31, 2005. Assuming no other definition for the Date of Termination shall apply, your employment with Vertis will cease and Vertis will pay you severance and benefits as set forth in your Employment Agreement, except as modified below. Your equity holdings will continue to be governed by the terms of the applicable existing documents and Vertis will honor their terms as they apply to a termination without cause. As we have discussed your Restricted Shares in Vertis Holdings, Inc. will be forfeited upon the Date of Termination absent a Liquidity Event, your death or the date upon which you suffer a Disability.

As this letter constitutes a modification of your employment arrangements and given your executive status in Vertis, United States law requires disclosure of these arrangements via a Form 8-K filing with the United States Securities and Exchange Commission. Additionally, Vertis desires to notify its customers, employees, investors and vendors of your transition in a transparent way that is respectful and thankful of your prior service via a press release. Vertis will seek your reasonable input on the announcement, which needs to occur within four (4) business days of your countersignature of this letter.

Upon your execution of this agreement, Vertis will make available to you your outplacement benefits, which shall be delivered as otherwise in accordance with the terms and conditions of your Employment Agreement. Vertis agrees to accommodate your reasonable requests for time during working hours to conduct outplacement activities, networking and interviews as long as they do not unreasonably interfere with your services to Vertis through the Date of Termination. Additionally, Vertis will continue to make available to you in accordance with past practices the corporate apartment in Baltimore through the end of the existing lease date of March 31, 2005.

In the event you choose to leave your employment with Vertis prior to the Date of Termination, your leaving will be considered a Termination by the Executive without Good Reason. You agree as part of this letter that you shall no longer have a right to Termination with Good Reason under Section 4(c)(i)(a) due to Vertis reducing your authority, duties, responsibilities or changes in your reporting lines. Vertis agrees it will not alter your title as Chief Operating Officer North America.

Please countersign the letter in the space provided below and return it to John Howard, Vertis’ General Counsel and Secretary no later than Saturday, November 6, 2005 at 6 pm.

Sincerely yours,

/S/ Donald E. Roland
Don Roland

I have read and understood this letter and agree to its terms.

/S/ Herbert Moloney

Herbert Moloney
Date: